UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 23, 2011

Dongsheng Pharmaceutical International Co., Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-154787	26-2603989
_____________________ (State or other jurisdiction of incorporation)	_____________ (Commission File Number)	______________ (I.R.S. Employer Identification No.)

China Bing’qi Plaza, Floor 17, No 69, Zi Zhu Yuan Rd, Hai’dian District, Beijing People’s Republic of China 100089
_________________________________ (Address of principal executive offices)

Registrant’s telephone number, including area code: +86-10-88580708

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In consideration of recent market conditions and costs associated with being a public company, the Board of Directors of Dongsheng Pharmaceutical International Co., Ltd. (the “Company”) recently determined that it is advisable and in the best interests of the Company to file with the Securities and Exchange Commission a Form 15 to suspend the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company anticipates filing the Form 15 no later than August 8, 2011. Following the filing of the Form 15, the Company plans to streamline its operations and focus more on expanding its drug sales netowrk, increasing market share in China and diversifying its product lines, mainly thorough research and development initiatives and pursuing acquisition opportunities, which are anticipated to benefit the Company in the long run.

In connection with the Board’s approval of suspending the Company’s reporting obligations under the Exchange Act, on July 23, 2011, Ms. Jianping (Jennifer) Chen, the Chief Financial Officer and Principal Accounting Officer of the Company, submitted her resignation to the Board of Directors of the Company, effective the same day.  Ms. Chen resigned in order to pursue other professional opportunities that would allow her to utilize her accounting and finance skills, and not due to any disagreement with the Company.

Mr. Xiaodong Zhu, the Chief Executive Officer of the Company, stated, “During Ms. Chen’s tenure as Chief Financial Officer and Principal Accounting Officer, Ms. Chen has made significant contributions in enhancing our financial management system and corporate governance procedures, and in helping the Company generate trust in the investor community, which we will continue to endeavor to enhance going forward.  I thank her for the great value added to the Company and wish her all the best in the future.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dongsheng Pharmaceutical International Co., Ltd.

July 25, 2011	By: /s/ Xiaodong Zhu
Name: Xiaodong Zhu
Title: President, Chief Executive Officer and Chairman